Exhibit 5.1

A. Andrew R. Louis, Esq.
Vice President, Secretary and
Associate General Counsel

May 31, 2012

The Board of Directors of CompX International Inc.
Three Lincoln Centre
5430 LBJ Freeway, Suite 1700
Dallas, Texas  75240-2697

Re:	Registration Statement on Form S-8 Relating to 200,000 Shares of Class A Common Stock of CompX International Inc. Available for Issuance under the CompX International Inc. 2012 Director Stock Plan

Ladies and Gentlemen:

I have acted as associate general counsel for CompX International Inc., a Delaware corporation (the “Company”), in connection with the preparation of the Company’s Registration Statement on Form S-8 (the “Registration Statement”) to be filed with the U.S. Securities and Exchange Commission on May 31, 2012 under the Securities Act of 1933, as amended (the “Securities Act”), relating to the Company’s 200,000 shares (the “Shares”) of class A common stock, par value $0.01 per share (the “Class A Common Stock ”), available for issuance under the CompX International Inc. 2012 Director Stock Plan (the “Plan”).

A.           Basis of Opinions

As the basis for the opinions expressed in this letter, I have examined and considered originals, or copies certified or otherwise identified to my satisfaction, of such documents, corporate records, and instruments as I have deemed necessary or appropriate for the expression of such opinions, including, without limitation, the following:

(1)	the Company’s restated certificate of incorporation (restated as of February 4, 1998) and amended and restated bylaws (restated as of October 24, 2007), both as amended to date;

(2)	the minutes and records of the corporate proceedings of the Company with respect to the establishment of the Plan and related matters; and

(3)	the Plan.

B.           Opinions

Based upon the foregoing, having regard for such legal considerations as I have deemed relevant, and subject to the comments, assumptions, limitations, qualifications and exceptions set forth in Section C, I hold the opinions set forth below:

(1)	The issuance of the Shares has been duly authorized; and

(2)	The Shares, when issued, will be validly issued, fully paid and nonassessable.

C.	Comments, Assumptions, Limitations, Qualifications and Exceptions

The opinions expressed in Section B above are based upon and subject to the further comments, assumptions, limitations, qualifications and exceptions as set forth below.

(1)
Other than documents that I personally prepared or executed, I have assumed, without investigation, the genuineness of all signatures and the authenticity of all documents submitted to me as originals, the conformity to authentic originals of all documents submitted to me as copies and the veracity of all such documents.

(2)
I have assumed that (a) grants of shares of Class A Common Stock under the Plan (“Grants”), which Grants are yet to be granted, will be duly granted in accordance with the terms of the Plan; (b) the Shares will be duly issued in accordance with the terms of the Plan; (c) the Company maintains an adequate number of authorized but unissued shares and/or treasury shares of Class A Common Stock  available for issuance to those directors of the Company who receive Grants; and (d) the consideration actually received by the Company (or the increase in the Company’s capital on the books of the Company, if applicable) for each issued Share is equal to or exceeds the par value thereof.

(3)	The law covered by the opinions expressed in this letter is limited to the federal law of the United States, the Delaware General Corporation Law, as amended, and the law of the state of Texas.

(4)	I am the vice president, secretary and associate general counsel of the Company and I am an employee of Contran Corporation, a Delaware corporation and an indirect parent corporation of the Company.

(5)
Except as set forth in subsection C.6 below, the opinions set forth herein are expressed solely for your benefit, and no other party shall be entitled to rely on my opinions without my prior express written consent.  Except as set forth in subsection C.6 below or without my prior express written consent, this opinion letter may not be quoted in whole or in part or otherwise referred to in any document or report and may not be furnished to any person or entity.

(6)
I consent to the filing of this letter as an exhibit to the Registration Statement and to reference to my opinions included in or made a part of the Registration Statement.  In giving this consent, I do not admit that I m an “expert” within the meaning of Section 11 of the Securities Act or within the category of persons whose consent is required by Section 7 of the Securities Act or the rules and regulations promulgated thereunder.

Sincerely,

/s/ A. Andrew R. Louis
A. Andrew R. Louis